UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported):         December 6, 2005

Florida Public Utilities Company

(Exact Name of Registrant as Specified in Charter)

Florida (State or Other Jurisdiction of Incorporation)	001-10608 (Commission File Number)	59-0539080 (I.R.S. Employer Identification No.)

401 South Dixie Highway, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 832-0872

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Board Compensation

At its regularly scheduled meeting on December 6, 2005, the board of directors of Florida Public Utilities Company (the “Company”) approved changes to board compensation levels for 2006 as recommended by the Compensation Committee of the board of directors. Each director who is not an employee of the Company will receive an annual retainer fee of $16,000, consisting of $8,000 in cash and $8,000 in Company common shares pursuant to the Non-Employee Director Compensation Plan. The number of such shares to be issued shall be based upon the average of the per share closing price on the last day of each of 12 months preceding the month of the annual shareholders meeting and such calculated shares shall be rounded up to the next whole share.

In addition, for 2006 each board member will receive a meeting fee of $1,000 for each board meeting attended. Board committee members will receive a meeting fee of $1,000 for each committee meeting attended. Board committee chairmen will receive an annual retainer of $1,000 with the exception of the Audit Committee chairman who will receive a $2,500 annual retainer and the Compensation Committee chairman who will receive a $1,500 annual retainer.

Executive Compensation

Also at its meeting on December 6, 2005, the board of directors approved increases to executive salaries for 2006 as recommended by the Compensation Committee. The salaries are paid using 80% as base salary and the remaining 20% as incentive compensation. For 2006, the executives' salaries are as follows:

Executive	Base Salary	Incentive Compensation

John T. English	$230,000	$57,500
Charles L. Stein	170,000	42,500
George M. Bachman	155,000	38,750

The incentive compensation is payable to the executive upon the achievement of certain Company performance objectives set by the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Public Utilities Company

(Registrant)

Date: December 12, 2005	By:	/s/ George M. Bachman

Name: George M. Bachman Title: CFO, Treasurer & Corporate Secretary